Exhibit 10.3

Collaboration Agreement

This Collaboration Agreement (hereinafter referred to as this “Agreement”) is made and entered into by and between the following parties in Haidian District, Beijing. This Agreement may be executed in paper form offline or in electronic form through the Didi Chuxing Online Contracting Platform (website: https://contract.didichuxing.com/, hereinafter referred to as the “Contracting Platform”). The Agreement executed offline in paper form shall become effective upon the completion of the execution by both Parties (hereinafter referred to as the “Effective Date”); and the Agreement executed online in electronic form shall become effective upon the completion of the execution on the Contracting Platform by both Parties (hereinafter referred to as the “Effective Date”) recorded by the third-party online document depository.

Party A: Didi Chuxing Technology Co., Ltd.

Legal Representative: Ting Chen

Party B: Hunan Ruixi Financial Leasing Co., Ltd.

Legal Representative: Xianglong Li

Party A and Party B shall be individually referred to as a “Party” and collectively as the “Parties”.

Whereas

1. As a company providing third-party e-commerce Platform services, Party A desires to assist the driver user registered on the Platform (hereinafter referred to as the “Driver User”) to lease vehicles from Party B with the most favorable treatment in the market, so as to reduce the cost of using vehicles for the Driver User;

2. Party B is an automobile leasing company, with the qualification, resources and ability to carry out the automobile leasing business, and it acknowledges and undertakes to implement the Platform Rules formulated by Party A;

3. Both Parties hope to clarify the cooperation contents, rights and obligations of each Party and other matters through this Agreement.

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NOW, THEREFORE, the Parties hereto agree as follows:

1. Definitions

Unless otherwise stated, the following terms used in this Agreement shall have the following meanings:

1.1 “Platform” refers to the third-party e-commerce Platform operated by Party A: Xiaoju Online Ride-hailing Marketplace.

1.2 “Platform Rules” refers to normative documents related to the Platform noticed to Party B by Party A by E-mail or other means as well as the various normative documents published on the Platform such as the Code of Conduct in Integrity Management for Cooperative Partner of Xiaoju Online Ride-hailing Marketplace, Regulations on Vehicle Rental Service Business of Xiaoju Online Ride-hailing Marketplace and Code of Conduct and Risk Notification of Vehicle Service Company.

1.3 “Didi” refers to Party A, Party A’s Affiliates and their respective software and Platforms operated by them.

1.4 “Ride-hailing Vehicles” refers to the online car-hailing vehicles.

1.5 “Ride-hailing Service” refers to the online non-peripatetic car hailing service provided by certain entities through the service platforms based on Internet technology using qualified vehicles and Driver Users, which integrates supply and demand information.

1.6 “Affiliates” refers to companies that have an affiliated relationship with each other, including, but not limited to, the companies, firms, corporations or other organizations of such nature established, participated in the establishment, operated, controlled by shareholders, legal representative, actual controllers or directors, supervisors, etc. and their immediate family members, collateral relatives within three generations, close relatives, etc.

1.7 “Senior Management” refers to the officers defined in the Company Law of the People’s Republic of China and the chief executive officer, chief financial officer, supervisors, etc. in a company.

1.8 “Laws” refers to laws, administrative regulations, local laws and regulations, autonomous regulations and separate regulations promulgated by the competent authorities, rules and regulations of the Ministries and Commissions of the State Council and local governments, judicial interpretations, normative documents, etc. in China.

1.9 “Period of Cooperation” refers to the term of validity of this Agreement.

1.10 “Confidential Information” refers to any oral or written materials and information exchanged between the Parties in respect of this Agreement, including, but not limited to, the following:

1.10.1 The content of this Agreement and its supplemental agreement(s);

1.10.2 The business (including, but not limited to, business decisions, management methods, operating strategies, incentive strategies, promotional information) , operating, financial, technical, product, service information of any party obtained or received by the other party during the performance of this Agreement or during the term of this Agreement;

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1.10.3 The other party’s user profiles, information, etc.;

1.10.4 The processes and results of settlement of any dispute arising from this Agreement

1.11 “Intellectual Property Rights” refers to: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress and domain names, and goodwill exclusively attached thereto; (c) copyrights, including the copyrights of computer software and the copyrights of the database; (d) secrets and proprietary information, including trade secrets and technical secrets; and (e) any rights similar to subparagraphs (a)-(d) provided in any law, whether or not any one of the foregoing has been applied for registration or registered.

1.12 “Personal Injury Compensation” refers to the compensation provided in the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Cases on Personal Injury Compensation.

1.13 Xiaoju Online Ride-hailing Marketplace SaaS System: refers to the operation and management service system for Party B's vehicles developed by Xiaoju Online Ride-hailing Marketplace. When Party B signs the Vehicle Operation Management Service Agreement, it shall be deemed to be connected to the SaaS system of Xiaoju Online Ride-hailing Marketplace. Party B is free to choose the following two types of services: one is the regular free service of Xiaoju Online Ride-hailing Marketplace and the other is the regular value-added charging service of Xiaoju Online Ride-hailing Marketplace.

2. The Cooperation

During the term of cooperation, Party B shall, through the Platform provided by Party A, present to the Driver User the vehicle for rental solutions in line with this Agreement between Party A and Party B and the Platform Rules. Party B shall provide the Driver User with long-term and stable rental sources and the most favorable leasing scheme, complete the vehicle leasing transactions with the Driver User through the Platform, and provide the Driver User with high-quality leasing services.

3.	Rights and Obligations

3.1	Party A’s rights and obligations:

3.1.1	Party A shall maintain and operate the Platform in accordance with the available technology, so that the Platform can operate normally, and Party B can use the Platform normally and conduct vehicle leasing transactions with the Driver User smoothly.

3.1.2	Party A shall reply to problems encountered by Party B during the registration in and use of the Platform in a timely manner.

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3.1.3	Party A is entitled to inspect any information and materials submitted by Party B and the information generated by the use of the Platform from time to time. In case any problem or question is discovered in the aforesaid information or materials, Party A is entitled to take the following measures:

3.1.3.1	To request Party B to submit more information or documentary evidence;

3.1.3.2	To request Party B to correct such problem;

3.1.3.3	Removing commodities from the shelves and temporarily shutting down some functions of the Platform account and other measures considered necessary by Party A.

3.1.4	Party A is entitled to inspect the information released by Party B on the Platform. If the information released by Party B contains the following information, Party A may, without informing Party B, take restrictive measures such as deleting the information or removing the commodities from the shelves:

3.1.4.1	Information unrelated to or not intended for a vehicle leasing transaction;

3.1.4.2	False information that is misleading or exaggerating the facts or inconsistent with the facts;

3.1.4.3	Information of malicious competition or other information that may disrupt the normal transaction order of the Platform;

3.1.4.4	Information that violates the Laws or the public interests or may harm the legitimate interests of the Platform and/or other third parties.

3.1.5

During the cooperation, Party A is entitled to have the right to inquire relevant information of Party B through various channels and investigate Party B's background. If the investigation results show that Party B has major business risks and other conditions, Party A shall have the right to unilaterally terminate the cooperation if the assessment suggests that Party A's reputation is sufficiently affected therefrom.

3.1.6

Party A shall be entitled to refer to the vehicle information, insurance slip information and other materials furnished by Party B to verify the true insurance coverage of Party B's vehicle, including, without limitation, self-inspection of Party A's employees and verification furnished by Party A to third-party insurance companies or other institutions.

3.2	Party B’s rights and obligations:

3.2.1	Party B is entitled to use the Platform to publish commodities and its own information subject to the compliance with this Agreement and the Platform Rules and prior approval by Party A.

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3.2.2	Party B shall guarantee the authenticity, legality, completeness, accuracy and validity of any materials and information provided by it to Party A, and guarantee that such materials and information are in compliance with this Agreement and the Platform Rules during the Period of Cooperation; and shall guarantee the validity and security of the email address, telephone number, address, postal code, etc., provided by it to Party A, and the successful contact by Party A or the Driver Users with Party B through the aforementioned contact information. In case such materials or information or contact information is changed or invalid, Party B shall notify Party A of the changed information or the invalidity at least 3 working days in advance.

3.2.3	Party B guarantees that the vehicles released and leased on the Platform shall meet the following conditions simultaneously:

3.2.3.1	Obey the requirements of this Agreement, Platform Rules, Laws; can drive on the road, and can be used to engage in online Ride-hailing operation in the place where the leased vehicle is used;

3.2.3.2	The vehicles are passenger cars that meet the Safety Specifications for Power-driven Vehicles Operating on Roads (GB 7258-2012) and have less than 7 seats, including the driver's seat;

3.2.3.3	No decorations, devices or equipment (except those required by law) have been installed, and there are no other modifications or additions that may affect the safe operation of the vehicle or endanger the personal and property safety of the vehicle drivers and passengers;

3.2.3.4	The engine has not been replaced or adjusted in a way different from that of the factory, or the performance has been substantially modified or installed (except those permitted by local laws and passed the safety inspection of the traffic administrative department of the public security organ).

3.2.3.5	There is no any right defect or ownership dispute. Party B is entitled to lease the vehicle to others for the operation of online Ride-hailing.

3.2.3.6	Party B is amenable to verify the actual usage of the leased cars and to purchase corresponding insurance according to the actual usage of the leased cars. Wherein, the coverage of third-party liability insurance shall conform to the definite legal stipulations. Where there are no definite legal stipulations on the coverage of third-party liability insurance, Party B shall purchase third-party liability insurance with coverage of at least RMB500,000 (RMB FIVE HUNDRED THOUSAND). If the leased car is used for online Ride-hailing Service and local laws related to online Ride-hailing on insurance of online Ride-hailing changes within the cooperation term or local laws related to online Ride-hailing are duly validated within the cooperation term, Party B shall change the insurance of leased car according to the changed or validated Laws within three working days upon such change or validation, to make the insurance of leased car conform to the then related Laws.

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3.2.4	If the vehicle released by Party B on the Platform does not comply with the Platform Rules or legal provisions irregularly updated, Party B shall notify the Platform within 1 working day after the new Platform Rules or new Laws come into force and remove the vehicle by itself.

3.2.5	When the vehicle leased by Party B is used by the Driver User to provide online Ride-hailing Services on Didi Platform, Party B shall try its best to cooperate with Party A to conduct investigation and collect evidence and assist Party A to deal with relevant matters in case of passenger complaints, traffic accidents or complaints received by Party A or reports of Party B's behaviors in violation of this Agreement or Platform Rules.

3.2.6	Party B shall ensure a long-term and stable supply of vehicles and give priority to meeting the rental needs of the Driver User.

3.2.7	Party B shall complete automobile lease transactions with Driver Users through the Platform, and enter into agreements with Driver Users by using the Automobile Leasing Contract template provided by Party A.

3.2.8	Party B shall truthfully provide Party A with one original for all annexes such as Automobile Leasing Contract, Letter of Confirmation of Lease Information, Vehicle Handover List signed by and between Party B and Driver User, and shall upload the scanning copies to the Platform within one working day upon signing of the agreement.

3.2.9	Party B shall exercise its rights and perform its obligations to the drivers and users contracted with Party A in strict accordance with the template of Automobile Leasing Contract and its annexes provided by Party A, including but not limited to:

3.2.9.1	Party B shall be entitled to charge Driver User the deposit for car leasing, which shall be the same with the amount announced by Party B on the Platform and shall be no more than RMB20,000 (RMB TWENTY THOUSAND).

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3.2.9.2	Party B shall deliver the qualified leased car conforming to operation conditions to the Driver User within seven days after receiving the deposit paid by the Driver User. In case of delay in delivery due to Party B's reason, Party B shall pay a penalty calculated by multiplying daily rent of each car and the overdue days of delivery to the Driver User.

3.2.9.3	Party B warrants that if any traffic accidents happen to the leased car within the lease term, (a) with only car damage yet without casualties, the Driver User shall choose a type-I or type-II automobile maintenance enterprise for maintenance, and if the maintenance cost is below RMB2,000 (RMB TWO THOUSAND), the Driver User shall assume it by himself, and Party B may refuse to handle the insurance claim settlement; (b) with car damage and casualties, the Driver User shall timely pay the maintenance cost and Personal Injury Compensation related to the leased car due to traffic accidents, and Party B shall actively handle the insurance claim settlement; if the Driver User advances the maintenance cost and Personal Injury Compensation, Party B shall pay all premium to the Driver User within one working day upon reception of premium.

3.2.9.4	Party B warrants that it will charge the Driver User the depreciation expense as per the following mode in case of traffic accident of leased car within the lease term: The Driver User shall pay an accelerated depreciation expense of 20% of maintenance cost when he should assume all or main responsibilities in the traffic accident, or shall pay an accelerated depreciation expense of 10% of maintenance cost when he should assume coequal responsibilities or secondary responsibilities in the traffic accident.

3.2.9.5	The validity and lease term of Automobile Leasing Contract signed by and between Party B and Driver User shall be within 24 months.

3.2.10	Notwithstanding the provision of Article 3.2.9.3, where the car leased by Party B to the Driver User is used for online Ride-hailing Service, a traffic accident or other security accidents happen to the leased car when it is providing Ride-hailing Service, and the passenger or other subjects of traffic accident or security accident (the subjects other than the Driver User and passenger of leased car) require the Driver User to compensate for Personal Injury Compensation or transport contract losses while the Driver User withholds payment or fails to afford it or the passenger requires the Driver User or other subjects to assume the responsibility of online Ride-hailing Service, Party B shall timely handle this, assume the responsibility incurred by leased car's online Ride-hailing Service and timely pay the compensation; if the responsibility shall be ascribed to the Driver User, Party B may claim the compensation from the Driver User.

3.2.11	Where the Driver User fails to fully pay the rent on schedule as per the stipulations in Automobile Leasing Agreement, Party B shall follow the following procedures: First notify the Driver User to pay the rent within a reasonable deadline, and if the Driver User still refuses to pay and delays payment for more than 30 days, Party B may take reasonable measures to recover the car or terminate and rescind the Automobile Leasing Contract.

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3.2.12	Party B warrants that the Driver User can enjoy the most-favored treatment as per this Agreement within the Period of Cooperation, and if Party B provides more favorable prices and other substantive provisions for any entities in any business cooperative relationship signed or formed with the entities than for the Driver User, the Driver User and Party B shall modify corresponding clauses in their Automobile Leasing Contract to provide the Driver User with equal or more favorable clauses, with such modifications including but not limited to the modification on price clause.

3.2.13	Party B warrants that it will sign the Management Service Agreement for Car Operation on Party A's associated Platform (i.e. Xiaoju Online Ride-hailing Marketplace) and uniformly connect to the SaaS system of Xiaoju Online Ride-hailing Marketplace after this Agreement goes into effect, or Party A shall be entitled to unilaterally rescind this Agreement.

3.2.14	Within 2 natural months from the date of entering into this Agreement by Party B, Party B shall place at least 20 vehicles to be rented and sold at Party A's Xiaoju Online Ride-hailing Marketplace, otherwise, Party A shall be entitled to unilaterally rescind this Agreement.

4.	Deposit

4.1	Party B confirms that the deposit paid in accordance with this Agreement is a deposit for the successful cooperation between Party B and Party A on the vehicle operating lease to guarantee that Party B will fulfill its obligations under this Agreement and the Cooperation Agreement signed by and between Party A and Party B regarding the operational vehicle leasing business and the Platform Rules. In the event that Party B breaches this Agreement and thus causes damage to the rights and interests of Party A's Driver User, Party A shall be entitled to employ Party B's deposit to protect the rights and interests of Party A's Driver User.

4.2	Party B shall pay the deposit in accordance with the following rules:

4.2.1	Within the valid Period of Cooperation, if all the vehicles leased by Party B are self-owned or even though the vehicles are not owned, the owners of such vehicles have signed the Agreement with Party A and Party B and promised to provide joint guarantee for Party B's fulfillment of this Agreement and the fulfillment of the Automobile Leasing Contract with the Driver User, payment rules for Party B's deposit shall be as below:

KA Standard for Deposit Payment
Company type	Deposit	Number of vehicles that can be listed on the Platform
Head office/parent company	600,000	Infinite quantity
Branch/subsidiary	0	Infinite quantity
Standard for Deposit Payment by Ordinary Leasing Companies
Number of vehicles that can be listed on the Platform		Deposit
0-100		100,000
101-200		200,000
201-300		300,000
And so on
Note: For each payment of RMB100,000, Party B can list up to 100 vehicles on Party A's Platform (for example, if Party B wishes to list 275 vehicles, it shall pay RMB300,000. A deposit of RMB300,000 permits Party B to list up to 300 (included) vehicles on Party A's Platform.

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4.2.2	During the Period of Cooperation, if some of Party B's cars put on the Platform are not proprietary (including but not limited to third-party car approved by Party A and leased by Party B), Party B shall abide by deposit payment rule: (even if there is only one non-proprietary car, Party B shall still abide by the provision of Article 4.2.1 to pay the deposit).

4.3	Party B shall first pay the deposit to Party A within 7 working days after the signing of this Agreement. The amount of deposit paid shall be subject to Article 4.2.1. Where Party B fails to pay the deposit within the time limit, this Agreement shall automatically become null and void. (The bank account for deposit payment is Didi Chuxing Technology Co., Ltd. and the bank of deposit is Tianjin Free Trade Experimental Zone Branch of China Merchants Bank Co., Ltd., account number: 122905939910401. For listing more cars, Party B shall apply to Party A 3 working days in advance and after obtaining the consent of Party A, pay the deposit in full within 5 working days from the date of receipt of the deposit notice from Party A.

4.4	If Party B shall increase the deposit in accordance with this Agreement, it shall pay the additional deposit in full within 5 working days from the date of receipt of Party A's deposit payment notice.

4.5	If Party B fails to pay, increase or replenish the deposit in accordance with this Agreement, Party A shall have the right to charge a penalty as much as 1‰ of the unpaid amount for each day. If Party B fails to pay, increase or replenish the deposit in full within 15 days after the expiration of the payment period specified in this Agreement, Party A shall have the right to terminate this Agreement unilaterally.

4.6	After Party B terminates or rescinds the agreement, if there is no effective Automobile Leasing Agreement between Party B and a Driver User and there is no dispute on the vehicle lease between Party B and a Driver User, Party A shall refund the remaining deposit to Party B on an interest-free basis within 30 days after receipt of the deposit receipt returned by Party B; if there is any effective Automobile Leasing Agreement between Party B and a Driver User or if there is any disputes on the vehicle lease between Party B and a Driver User, Party A shall refund the remaining deposit to Party B on an interest-free basis within 30 days after receipt of the deposit receipt returned by Party B after the driver confirms the Automobile Leasing Agreement has been fulfilled or the dispute has been resolved.

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5.	Taxes

The taxes incurred by the Parties hereto due to the performance of this Agreement shall be borne by the Parties respectively.

6.	Intellectual Property Rights

Party A has exclusive rights and interests in all rights, ownership, titles, interests and intellectual property rights arising from or created by the performance of this Agreement.

7.	Confidentiality

7.1	Each party shall maintain the confidentiality of all confidential information and shall not disclose any confidential information to any third party without the prior written consent of the other party, except for the information which (a) is or will be known by public (not caused by the disclosure to the public by the receiving party); (b) is required to be disclosed by the applicable law or any securities exchange rules or regulations; (c) is necessary to be disclosed to the counsels or financial consultants by either party in respect of the transaction under this Agreement, and such counsels or financial consultants are bound by similar confidentiality obligations hereunder. Disclosure of any confidential information by an employee or agency employed by either party shall be deemed to be a disclosure of such confidential information by that party, and the party shall be liable for breach of this Agreement. This provision shall survive any change or the termination of this Agreement for any reason.

7.2	Without the written consent of Party A, Party B shall not disclose the relevant information of Party A or Party A's Driver Users obtained by Party B due to this Agreement or the cooperation hereunder to any third parties (including but not limited to disclosing the cooperation content to any media, website, WeChat Official Account and other promotional channels or making false propaganda and report), or Party A is entitled to unilaterally cancel the cooperation and pursue Party B's liability for breach of the Agreement according to the actual loss.

8.	Representations and Warranties

8.1	Party A represents and warrants as follows:

8.1.1	Party A is a company duly incorporated and validly existing under the Laws of China;

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8.1.2	The execution and performance of this Agreement by Party A is within the scope of its corporate capacity and its business scope approved by and registered with competent authorities; Party A has taken necessary corporate actions and has been duly authorized and has obtained the consent and approval from third parties and governmental agencies, and will not be in violation of any Laws or other restrictions binding upon Party A.

8.1.3	This Agreement constitutes the legal, valid and binding obligations of Party A and may be enforced in accordance with its terms.

8.2	Party B represents and warrants as follows:

8.2.1	Party B is a company duly incorporated and validly existing under the Laws of China;

8.2.2	The registered capital of Party B is more than RMB5 million (Five Million);

8.2.3	Party B is in good standing and has not been included in the Lists of Enterprises with Abnormal Operations and the List of Enterprises with Serious Illegal and Dishonest Acts;

8.2.4	Party B's signing and performance of this Agreement is within the permissive scope registered by virtue of its legal personality (the administrative license for or filing of the business scope has been obtained or completed if required); Party B has taken necessary corporate actions and has been duly authorized and has obtained the consent and approval from third parties and governmental agencies, and will not be in violation of any Laws or other restrictions binding upon Party B.

8.2.5	This Agreement constitutes the legal, valid and binding obligations of Party B and may be enforced in accordance with its terms.

9.	Termination

9.1	In the following cases, either party may terminate this Agreement immediately by written notice to the other party, and this Agreement shall terminate as of the date on which such party gives such written notice of termination:

9.1.1	The other party ceases to carry on business or goes into liquidation (other than voluntary liquidation for the purpose of reorganization or combination of bona fide bankruptcy with prior written consent of such party) or dissolution;

9.1.2	The other party is unable to pay its debts as they become due, or has a receiver, administrative receiver or administrator (or any similar person provided by the Laws of the place where the company is located or incorporated) appointed for bankruptcy of all or any part of its property, or will go into any bankruptcy;

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9.1.3	Unless otherwise agreed, the other party is in violation of any provision of this Agreement and fails to remedy such violation within 30 days from the receipt of notice of such violation from such party (if capable of remedy);

9.1.4	The other Party Breaches the Agreement, and such party may terminate this Agreement in accordance with this Agreement or the Platform Rules.

9.2	In the event of any changes in industry policies, industry restrictions, business strategy adjustments and/or business adjustments, the Parties shall notify the other Party At least 30 days in advance to terminate this Agreement. This Agreement shall terminate as of the date of termination specified in the notice of termination. If this Agreement terminates pursuant to this Article, in addition to the payment of the amount incurred and confirmed under this Agreement to the other Party, the Parties shall not be liable for the termination of this Agreement, including, but not limited to, payment of late fees, liquidated damages, compensation.

9.3	In the case of a written notice 15 days in advance from either party to the other Party And a payment of the liquidated damages of RMB10,000 (RMB TEN THOUSAND), this Agreement shall terminate as of the date of termination stated in the notice of termination.

9.4	Upon the termination of this Agreement, Party A is not obliged to retain any information on the Platform or provide such information to Party B; but Party A is entitled to retain Party B’s registration data and Party B’s data in connection with the driver services during the Period of Cooperation. Upon the termination of the Agreement, in the event of any violation by Party B of this Agreement or the Platform Rules during the Period of Cooperation is discovered, Party A is still entitled to exercise its rights under this Agreement to prosecute Party B for such violation

9.5	After the termination of this Agreement, Party B shall strictly perform the Automobile Leasing Contract signed with the Driver User until the lease expires.

9.6	Upon the termination of this Agreement, Party B shall remove and delete any information or signs related to Didi contained in the materials in the building, equipment, furnishings inside and outside Party B’s premises and materials published by Party B in any form.

10.	Liability for Breach

10.1	The following acts belong to Class A breaches of the Agreement. If Party B has any of the following acts, Party B shall immediately correct the breach. Party A shall be entitled to request Party B to pay more than RMB 10,000 (Ten Thousand Yuan) and less than RMB 30,000 (Thirty Thousand Yuan) as liquidated damages based on the consequences caused by the breach of contract, and to publicize Party B's breach of contract on Xiaoju Online Ride-hailing Marketplace, and Party A is entitled to send to Party B a Confirmation Letter on the Breach of the Partner of Xiaoju Online Ride-hailing Marketplace.

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10.1.1	Party B fails to cooperate with Didi’s staff, for example:

10.1.1.1	Party B is in violation of Article 3.1.3.1, and fails to provide more information or documentary evidence as required by Party A;

10.1.1.2	Party B is in violation of Article 3.2.5, and fails to cooperate with Party A in the investigation and evidence collection or to assist Party A in handling related matters;

10.1.1.3	Party B fails to affix its seal on the reply letter of the Confirmation Letter on the Breach of the Partner of Xiaoju Online Ride-hailing Marketplace, or fails to provide Party A with such original sealed letter;

10.1.1.4	Other noncooperation with Didi’s staff by Party B.

10.1.2	Being complained due to the service for more than 3 times by different Driver Users within 1 natural month, including but not limited to the noncompliance of the requirements for the time limits for telephone invitations and offline interviews (Party B shall make a invitation by phone within 1 day after a Driver User places an order and conduct an offline interview with the driver within 7 days), bad service attitude, etc.

10.1.3	Party B is in violation of Article 3.2.2, and fails to notify Party A of any change or invalidity of any material, information, contact information provided to Party A at least 3 working days prior to such change or invalidity;

10.1.4	Party B is in violation of Article 3.2.8, and fails to upload the scanned copy of the Automobile Leasing Contract to the Platform within 1 working day from the execution of such contract with any Driver User;

10.1.5	Party B disseminates any information not published through Didi’s official channels, or disseminates rumors relating to Didi;

10.1.6	Party B conducts other Class A breaches specified in the Platform Rules.

10.2	The following acts constitute Class B breaches. In the event of any breach below by Party B, Party B shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of an amount from RMB30,000 (RMB THIRTY THOUSAND) to RMB50,000 (RMB FIFTY THOUSAND) based on the consequences of the breach, make public Party B’s violations on Xiaoju Online Ride-hailing Marketplace, and send the Confirmation Letter on the Breach of the Partner of Xiaoju Online Ride-hailing Marketplace.to Party B.

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10.2.1	In the event of any Class A breach, Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or the Agreement is still breached upon the completion of the remedy;

10.2.2	In the event of three Class A breaches in 12 consecutive calendar months, the third Class A breach shall be regarded as a Class B breach;

10.2.3	The breach provided in Article 10.1.3 occurs twice in 12 consecutive natural months;

10.2.4	Violating Article 3.2.6 for being complained due to no stock of vehicles for more than 3 times by different Driver Users within 1 natural month;

10.2.5	Listing or leasing on the Platform a vehicle that does not meet the requirements of this Agreement or the requirements of the Platform Rules. For example:

10.2.5.1	Any vehicle listed and leased on the Platform failing to comply with Article 3.2.3;

10.2.5.2	Any vehicle listed and leased on the Platform failing to meet the other requirements of the Platform Rules;

10.2.6	Party B failing to remove any vehicle from the Platform within 1 working day after a recall decision is issued for breach of Article 3.2.4 or in case that any vehicle is recalled after being listed on the Platform;

10.2.7	Violating Article 3.1.4 for releasing information which is not related to the vehicle lease business or releasing malicious competition and other information which may disrupt the normal trading order of the Platform, or releasing any information in violation of the law or against the public interest or any information which may damage the legitimate interests of the Platform and/ or three parties;

10.2.8	Concealing significant vehicle information (e.g., whether a major repair has occurred), or the vehicle information published on the Platform (e.g., service life) and the leasing programs (including but not limited to the rent, deposit, insurance purchased, value-added services, etc.) being inconsistent with the actual vehicles delivered by the drivers or the Automobile Leasing Contract;

10.2.9	Being complained due to any failures of Class A vehicles (including but not limited to oil leakage, safety system failure, power system failure, etc.) listed on the Platform for more than 5 times from different Driver Users in 12 consecutive calendar months;

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10.2.10	The monthly efficiency indicators failing to meet the standards or the assessment results of the experience indicators failing to meet the standards (failing to reach 60 points (excluded)) in three consecutive indicator assessments;

10.2.11	Violating Article 3.2.12 due to not providing the most preferential treatment to a Driver User;

10.2.12	Being in any Class B violations as specified in the Platform Rules.

10.3	The following acts constitute Class C breaches. In the event of any breach below by Party B, Party B shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of an amount from RMB50,000 (RMB FIFTY THOUSAND) to RMB100,000 (RMB ONE HUNDRED THOUSAND) based on the consequences of the breach, make public Party B’s violations on Xiaoju Online Ride-hailing Marketplace, and send the Confirmation Letter on the Breach of the Partner of Xiaoju Online Ride-hailing Marketplace to Party B.

10.3.1	In the event of any Class B breach, Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or the Agreement is still breached upon the completion of such remedy;

10.3.2	In the event of three Class B breaches in 12 consecutive calendar months, the third Class B breach shall be regarded as a Class C breach;

10.3.3	Inducing Platform users to transfer the vehicle ownerships to Party B;

10.3.4	Violating Article 3.2.3.3 or 3.2.3.4 for leasing an unqualified vehicle, which later causes a traffic accident or any other safety accident due to retrofitting or installation of new parts;

10.3.5	Failure to perform the obligation of verification as per the provision of Article 3.2.3.6. The actual use of a leased vehicle is inconsistent with the purpose as agreed in the Automobile Leasing Contract, or although the actual use of the leased vehicle is consistent with the purpose as agreed in the Automobile Leasing Contract, the corresponding insurance is not purchased according to the actual use nature of the leased vehicle and therefore the insurance company refuses to pay for the compensation when the leased vehicle has a traffic accident or the insurance meeting the requirements for the insurance value stipulated herein or the insurance value and type as provided by the law for online vehicle leasing in accordance with Article 3.2.2.6 is not purchased and therefore the compensation amount paid by the insurance company is insufficient to cover the Driver User's liability for tort or carrier liability in the traffic accident or safety accident.

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10.3.6	Violating Article 3.2.7 for inducing the Driver User to carry out a vehicle leasing transaction outside the Platform or sign a contract without using the Platform's template of Automobile Leasing Contract;

10.3.7	Violating Article 3.2.9 for failing to perform its obligations to the Driver User in accordance with the Automobile Leasing Agreement signed with the Driver User;

10.3.8	Violating Platform Rules for carrying out misleading propaganda (including but not limited to exaggerating the scale of the company, making exaggerated advertisement or fictitious promise of service projects, preferential programs, etc., or misleading the Driver User by use of false facts such as Didi's order precedence); Party B makes false propaganda about the driver's obtaining of the "Driver's License for Booking Taxis Online" and the rental vehicle's obtaining of the "Transport License for Booking Taxis Online";

10.3.9	Entering into other agreements with the Driver User in any form other than the template of Automobile Leasing Contract of the Platform; or restricting the rights of the Driver User or increasing the obligations of the driver in any form, without a prior written notice to Party A and without the written consent of Party A;

10.3.10	Charging the Driver User any fees under any name in any form other than template of Automobile Leasing Contract of the Platform or forcing the Driver User to subscribe any business not related to Didi or forcing Driver Users to make unreasonable consumption;

10.3.11	Disseminate any information not published by Didi through official channels, or spreading rumors that have a negative impact on Didi (e.g., causing losses to drivers);

10.3.12

In view of the fact that Party B will come into contact with Didi's related trade secrets during the cooperation, Party B or its Affiliates have cooperated with subjects that have a competitive relationship with Didi (including, without limitation,: Meituan, CAR, Yongche, IZU, Caocao, Dida, etc.) in any form without prior written notification and confirmation of Didi within the Period of Cooperation;

10.3.13	Insulting, intimidating, threatening, deceiving, or forcing any Driver User;

10.3.14	Publishing a system that does not comply with or goes against Didi's business policy or the Platform Rules;

10.3.15	Violating Article 3.2.10;

10.3.16	Violating Article 3.2.11;

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10.3.17	Party B conducts other Class C breaches specified in the Platform Rules.

10.4	The following acts constitute Class D breaches. In the event of any breach below by Party B, Party B shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of not less than RMB10,000 (RMB ONE HUNDRED THOUSAND) based on the consequences of the breach, make public Party B’s violations on Xiaoju Online Ride-hailing Marketplace, and send the Confirmation Letter on the Breach of the Partner of Xiaoju Online Ride-hailing Marketplace to Party B, and terminate this Agreement.

10.4.1	In the event of any Class C breach, Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or this Agreement is still breached upon the completion of such remedy;

10.4.2	In the event of three Class C breaches in 12 consecutive calendar months, the third Class C breach shall be regarded as a Class D breach;

10.4.3	Party B is in violation of Article 3.2.2 and provides false materials or information to Party A;

10.4.4	Party B or Party B’s Affiliates use or use in disguised form the company name, trade name, trademark and logo of Party A without the consent of Party A or Party A’s Affiliates or fail to use such names, trademark or logo as agreed, or Party B uses the company name and logo similar to above trademarks and logo (if Party A or Party A’s Affiliates considers that the company name or logo used by Party B or Party B’s Affiliates is similar to the trade name or trademark of Party A or Party A’s Affiliates, Party A may notify Party B and Party B’s Affiliates to change its name. If Party B or Party B’s Affiliates fail to take measures within 20 days from the receipt of such notice, it shall be deemed as a use of trademark and logo similar to those of Party A or Party A’s Affiliates).

10.4.5	Party B or Party B’s Affiliates conduct illegal or criminal activities relying on the partnership with Didi;

10.4.6	Party B, Party B’s shareholders, legal representatives, Senior Management or Party B’s Affiliates make illegal profits relying on their relationship with the Didi’s staff (including, but not limited to, relatives, couples, friends);

10.4.7	Party B or Party B’s shareholders, legal representative, Senior Management or Party B’s Affiliates is in violation of the provisions of the Agreement for Didi Chuxing Partners on Honesty & Integrity and Anti-Commercial Bribery between the Parties;

10.4.8	Party B charges any fee against the Driver Users in the name of Didi;

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10.4.9	Party B forces the Driver Users to transact any business irrelative to Didi, Party B forces the Driver Users to have unreasonable consumption, Party B makes crooked promotion or Party B conducts other violations, which causes material adverse effects to Didi or causes adverse social effects (including but not limited to collective complaints, illegal assembly, petitions, march, sit-in or containment of Didi by Driver Users, news media releases);

10.4.10	Party B, Party B’s staff or Party B’s Affiliates are in violation of Article 7 and discloses Party A’s confidential information to third parties in any form;

10.4.11	Party B introduces the entities competitive with Didi (including but not limited to Meituan, CAR, Yongche, IZU, Caocao, Dida, etc.) to Driver Users, and induces Driver Users to conduct activities directly competing or conflicting with Didi, resulting in material economic losses to Party A;

10.4.12	Party B instigates and organizes the Driver Users to conduct illegal assembly, petition, march, sit-in or containment of Didi, etc. in any form, or any collective complaints, illegal assembly, petitions, marches, sit-in or containment of Didi and other mass disturbances by Driver Users are incurred by the products or services provided by Party B;

10.4.13

Party B disseminates any information not published through Didi’s official channels, or disseminates rumors and causes material adverse effects to Didi (including but not limited to collective complaints, illegal assembly, petitions, marches, sit-in or containment of Didi by Driver Users, and News media releases);

10.4.14	Without prior written notice to Party A and obtaining Party A's written consent, Party B requires the Driver User to sign a loan agreement with the funder to purchase a vehicle and then register it under Party B's name in addition to the template contract of the Platform "Automobile Leasing Contract". Party B fraudulently swindles the Driver User to seek high profits through the above-mentioned mode, bringing significant negative impact on Didi or social adverse impact (including, without limitation,: collective complaints from driver users, illegal assembly, petition, procession, sit-in or containment of Didi, news media reports, etc.).

10.4.15	Party B maliciously slanders other companies or takes other mean measures to disrupt the market order and conducts unfair competition:

10.4.15.1	Party B disseminates other rumors to maliciously slander other companies;

10.4.15.2	Party B dispatches undercover personnel to other companies to disrupt the operation order of other companies and solicits Driver Users or management personnel of other companies;

10.4.15.3	Party B conducts other activities of unfair competition which seriously disrupt the market order;

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10.4.16	Violating Article 8.2 for failing to meet Party A's requirements for cooperative vehicle leasing companies;

10.4.17	Violating Article 10.3.5 of this Agreement, and failing to purchase insurance pursuant to the local government's Laws and regulations on online Ride-hailing Vehicles as well as the insurance coverage and types specified in this Agreement, and having more than 100 unqualified vehicles or its unqualified vehicles accounting for more than 50% of all vehicles rented by Party B on Party A's Platform;

10.4.18	Party B conducts other Class D breaches stipulated in the Platform Rules;

10.5

If Party B has a violation of Article 10.3.5, resulting in the insurance company's refusal to pay or insufficient compensation to pay the driver's tort liability or carrier's liability in the traffic accident, the claim amount rejected by the insurance company and the compensation supposed to be paid by the insurance company if the corresponding insurance has been bought shall be borne by Party B. If Party B fails to bear the above mentioned amount rejected and compensation, resulting in any losses to Party A or its users, Party B shall compensate Party A for the losses of Party A and Party A shall have the right to terminate this Agreement unilaterally and shall pursue Party B's liability for breach in accordance with Articles 10.3 and 10.6.

10.6	In the event of any breach of the terms of this Agreement by either party, the breaching party shall remedy such breach within the time limit notified by the observing party. In the event of any losses incurred to the observing party, in addition to the corresponding liability for breach under this Agreement, the breaching party shall also be liable for the compensation for such losses (including, but not limited to, the losses incurred to the counter Party by such breach, the legal costs, notarial fees, appraisal fees, the attorney’s fee, the travel expenses, etc., arising from the investigation and affixation of the liabilities of the breaching Party by the counterparty). Unless any party is in violation of the confidentiality clause, in any case, neither party shall be liable for any indirect, punitive claims, or claims for losses of commercial profits, or damages for business losses of the company or any third Party Arising from this Agreement, or for any loss or inaccuracy of data of any form, whether based on contract, tort or any other legal principle, even though the party has been informed of the possibility of such damage.

10.7	If Party B violates this Agreement or the Platform Rules, Party A is entitled to take measures such as suspending the Platform services, permanently stopping the Platform services, and/or temporarily or permanently disabling the corresponding functions of the vehicle service company, and/or removing the products from the Platforms.

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10.8	In case any act of either party is in violation of several provisions of this Agreement at the same time, the observing party is entitled to choose one provision as the basis for the investigation and affixation of the liability for breach of the breaching party. In case several acts of either Party Are in violation of several provisions of this Agreement at the same time, the observing party is entitled to investigate and affix the liability for breach of the breaching party in accordance with each provision violated.

10.9	In the event of several valid agreements between Party A and Party B, any act of either party is in violation of such agreements between the Parties at the same time, the observing party is entitled to choose to investigate and affix the liability for breach of the breaching party in accordance with all provisions of all of such agreements or provisions of part of such agreements.

11.	Governing Law; Dispute Settlement

11.1	The execution, validation, interpretation, performance, modification and termination of this Agreement and the settlement of disputes under this Agreement shall be governed by the Laws of China.

11.2	Any dispute arising from the interpretation and performance of the terms of this Agreement shall be settled by the Parties through negotiation in good faith. If the Parties fail to reach an agreement on the settlement of such dispute within 30 days from the requirement of such negotiation by either party, such dispute may be submitted to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules in force then. The arbitral award shall be final and binding upon the Parties.

11.3	During the settlement of the dispute, the Parties shall continue to fully perform this Agreement, except for the matters in dispute.

12.	Notices

12.1	All notices and other communications to either party hereto required or permitted hereunder shall be made in Chinese, by personal delivery or by registered mail with postage prepaid, commercial courier service or by e-mail to the address of the party specified in this Agreement. The date on which such notice shall be deemed to have been served upon such party shall be determined as follows:

12.1.1	Notices given by personal delivery, registered mail with postage prepaid or commercial courier service shall be deemed effectively given on the date of receipt or rejection at the designated address for notices;

12.1.2	Notices given by e-mail shall be deemed effectively given when the mail enters into the addressee’s e-mail address contained in this article or at the time of the receipt of the system prompt for the failed transaction in the case of the invalidation of receiver’s e-mail address.

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12.2	For the purpose of notices, the contacts and contact information designated by the Parties are as follows:

12.2.1	Party A’s contacts: (Telephone/Mobile Number:)

Address:

E-mail:

12.2.2	Party B’s contacts: Xianglong Li (Telephone/Mobile Number: 18711104823)

Address: Floor 9, Huitong Building, No. 168 Hehua Road, Furong District, Changsha City, Hunan Province

E-mail: 0731-85240273

12.3	In the event of any change to the contacts, address or e-mail address of either party, such party shall notify the other Party At least 3 working days in advance by the means provided in this article. Otherwise, the original address or e-mail address shall still be the valid address for notices.

13.	Force Majeure

13.1	“Force Majeure” means an event beyond the reasonable control of the Parties, unforeseeable or even foreseeable, but unavoidable by the Parties to this Agreement, which prevents, affects or delays the performance by either party of its obligations under this Agreement in whole or in part. Such event includes, but is not limited to, natural disaster, war, fire, riot, strike, Internet connection failure, computer system failure, communication failure, computer virus, hacker attack or any other similar events that shall be considered as events of force majeure in accordance with commercial practices.

13.2	The affected party may temporarily suspend the performance of its obligations under this Agreement until the effects of the event of force majeure are eliminated. The affected party shall fully notify the other party in writing of the occurrence of such event of force majeure in a timely manner, notifying the other party of the possible effects of such event on this Agreement, and shall use its best efforts to eliminate such event and mitigate its adverse effects, and provide the written evidence issued by relevant notary office within a reasonable period. Upon the fulfillment of the aforesaid obligations, the affected party shall not be liable to the other party for the breach within the scope of effects of such event of force majeure.

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13.3	In case the event of force majeure sustains for more than 20 days, either party is entitled to terminate this Agreement unilaterally by written notice, and this Agreement shall terminate from the date on which such party gives such written notice of termination.

14.	Independent Contractor

Nothing in this Agreement shall be deemed to create any joint venture, partnership, or agency relationship between the Parties. Without the written consent of the authorized representative of the other party, neither party is entitled to execute any agreement on behalf of the other party or cause the other party to be bound by any law or borrow money or incur any liability or obligation on behalf of the other party hereto. Each party shall be solely liable for the actions of its employees and contractors employed for the purposes of the promotional activities.

15.	Data and Privacy Protection

The collection, storage and maintenance by either party of the third-party data, personal data or information obtained as a result of the execution or performance of this Agreement shall comply with all applicable Laws, regulations or rules.

16.	Business Principles

16.1	Party B warrants that it does not give or offer any gift to any employee, agent or representative of Party A, and that there is no other improper interest transfer (including but not limited to giving material benefits or other non-material benefits in the form of gifting or lending or at a price significantly higher or lower than the market price) with the aforesaid persons, and it will not offer or grant such items or carry out improper benefits transfer in the future, in order to obtain any business from Party A, or to affect the aforesaid persons in the aspects of the terms, conditions or performance of any purchase agreement or order (including but not limited to this Agreement) between the Parties.

16.2	Party B warrants and undertakes that it will strictly abide by the commercial anti-bribery Laws and regulations in force in China and provisions for anti-corruption in all applicable Laws and regulations including the Foreign Corrupt Practices Act (FCPA) of the United States, and it shall not provide any bribes to any government official, employee of state-owned enterprises or public agency during the performance of this Agreement. Any violation of this article by Party B shall be considered as a material breach of this Agreement, and Party A is entitled to immediately terminate this Agreement and the cooperation relationship between the Parties, and request Party B to pay the liquidated damages of RMB50,000 (RMB FIFTY THOUSAND) and indemnify for all losses incurred to Party A thereby.

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16.3	Party A’s e-mail address for receiving the report of any violation of Code of Business Conduct is jubao@didiia.com. In the event of any violation of its Code of Business Conduct found by Party A, Party B shall cooperate with Party A in the investigation as required by Party A. If Party B fails to cooperate with Party A in such investigation, it shall be deemed as a material breach by Party B. In such case, Party A is entitled to immediately terminate this Agreement and the cooperation relationship between the Parties, and request Party B to pay the liquidated damages of RMB50,000 (RMB FIFTY THOUSAND) and indemnify for all losses incurred to Party A thereby.

17.	Transfer

During the term of this Agreement, neither party may assign, or transfer its rights and obligations under this Agreement in whole or in part, without the prior written consent of the other party. However, Party A may transfer its rights and obligations under this Agreement to any of its Affiliates in whole or in part with the written notice to Party B, and Party B irrevocably agrees and permits Party A’s such rights, provided that Party A shall ensure that such transferee or assignee will comply with relevant laws and regulations, and ensure that Party B is exempt from any liability and consequences arising from any violation of applicable Laws and regulations by such transferee or assignee, and Party A shall indemnify for the losses incurred to Party B thereby.

18.	Severability

If any one or more provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any way in accordance with any law or regulation, the validity, legality or enforceability of the remaining provisions in this Agreement shall not in any way be affected or impaired. Such invalid, illegal or unenforceable provision shall be replaced by a valid, legal or enforceable provision that has similar economic effects of such invalid, illegal or unenforceable provision by the Parties through good faith negotiation to the fullest extent permitted by Laws and expected by the Parties.

19.	Composition, Modification and Supplement of this Agreement

19.1	All Platform Rules are an integral part of this Agreement. In the event of any inconsistence between the Platform Rules and this Agreement, the Platform Rules shall prevail. If Party B signs this Agreement and uses the Platform, it shall accept to be bound by the Platform Rules. Party A is entitled to develop and revise the Platform Rules pursuant to the operation of the Platform. For the development and revision of the Platform Rules that may affect Party B’s rights and obligations, Party A will notify Party B in writing via email 10 days prior to the implementation of the new Platform Rules, and Party B shall decide whether to continue to perform this Agreement within 10 days from the date of receipt of the notice via email. If Party B rejects the new Platform Rules, it shall send a written application for the termination of this Agreement to Party A within 10 days from the date of receipt of such notice. If Party B fails to terminate this Agreement or continue to log in and use the Platform within such 10-day period, it shall be deemed to agree to the new Platform Rules. The new Platform Rules shall become effective as of the effective date specified in the Platform Rules, and Party B shall strictly abide by the new Platform Rules as of the effective date.

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19.2	Except for the Platform Rules, any modification and addition to this Agreement shall be signed by the Parties in writing. The modified and supplemental agreements signed by the Parties in connection with this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

20.	Limited Liability

20.1	Party A only provides the Platform, and Party B shall select (at its own discretion) the Driver Users to complete the automobile leasing. Any dispute or controversy arising from the automobile leasing services between Party B and any Driver User shall be settled by Party B and the Driver User, and Party A neither shall be liable for such dispute, nor shall be liable for the losses incurred to Party B and the Driver User during the provision of the consultation service by Party B to the Driver User.

20.2	Party A shall only conduct a formal review for the materials submitted and the information published by Party B. The approval by Party A shall not represent that Party A acknowledges the authenticity and legality of such material and information. In the event of any loss incurred to Party A or any third party due to the false materials and information provided by Party B, Party B shall be liable for compensation and shall be liable to Party A for the breach.

20.3	Party B has fully understood the functions and characteristics of services of the Platform prior to the use of the Platform and agrees that Party A shall not be liable to Party B for any defect in software, insufficiency of function or any necessary improvement.

20.4	Party B’s use of the Platform and the acquisition of any information by using the Platform are solely at Party B’s independent judgment and is at Party B’s own risk (including but not limited to the losses caused by damage to Party B’s computer system or mobile phone system or loss of data.)

21.	Validation and Term

This Agreement shall enter into force as of the effective date. Unless this Agreement is early terminated in accordance with this Agreement or other agreements signed by the Parties hereof, the term of the validity of this Agreement shall be one year from the effective date. Party A is entitled to unilaterally terminate this Agreement within three natural months from the signing date of this Agreement.

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22.	Miscellaneous

22.1	The online Ride-hailing Service agreements between Party B and Party A or Party A’s Affiliates, such as the Automobile Leasing Service Cooperation Agreement, the Management Consulting Service Agreement, the Consultation Service Cooperation Contract, and the Corporate Franchising Management Consulting Service Agreement, the automobile leasing and consulting service agreements (only limited to the contracts relevant to Party A's fast ride business, except for those on general franchise business) shall continue to be valid within the scope (the scope of relevant vehicles and drivers in the system identified by Party A shall prevail) of cooperation before the signing of this Agreement by and between the Parties hereof, and the deposits received by Party A in accordance with such agreements will temporarily not be refunded. Such agreements shall not be terminated until the end of the cooperation between the Parties under the agreements, at which time the Parties will conduct friendly negotiations on the termination of these agreements.

22.2	The expressions of “not less than”, “no more than” and “within” in this Agreement, include the given figure; the expressions of “N working days in advance”, “within N working days”, “N days in advance”, “within N days”, include the Nth working day and the Nth day.

22.3	This Contract shall be executed in triplicate of equal legal effect, with two original copies for Party A and one original copy for Party B. Where there are any matters not mentioned herein during the operation of Party B, Party B shall regard the basic principles prescribed in the Guidelines for the Honest Management of Xiaoju Online Ride-hailing Partners as the basis for action.

Appendix: Agreement for Didi Chuxing Partners on Honesty & Integrity and Anti-Commercial Bribery

————————————————— [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] —————————————————

Party A: Didi Chuxing Technology Co., Ltd.

(Corporate chop)

[Corporate seal affixed hereto]

Party B: Hunan Ruixi Financial Leasing Co., Ltd.

(Corporate chop)

[Corporate seal affixed hereto]

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Appendix: Agreement for Didi Chuxing Partners on Honesty& Integrity and Anti-Commercial Bribery

Party A: Didi Chuxing Technology Co., Ltd.

Party B: Hunan Ruixi Financial Leasing Co., Ltd.

[Instruction: this Agreement shall be exclusively used by Didi Chuxing Technology Co., Ltd. to conclude contracts with external sides. This Agreement shall be attached to all contracts signed with external sides as an appendix to guarantee the interests of contracting parties.]

To build a fair and honest business cooperation ecology, the cooperating Parties hereby make and enter into the honesty & integrity and anti-commercial bribery agreement binding on both Parties.

To ensure stricter compliance with the provisions of Laws and regulations concerning the prohibition of commercial bribery, maintain common interests, and promote sound development of the Parties' relationship, the Parties hereby agree as follows through friendly negotiation for mutual compliance:

Article I [Purpose of Contracting]

The Parties shall comply with national Laws and regulations on anti-commercial bribery, ensure legal business transactions between the Parties, and shall never damage either party's interest for the purpose of improper cooperation interest in any illegal or corruptible manner. The Parties shall strictly comply with this Agreement.

The term commercial bribery used in this Agreement refers to all direct or indirect improper interests in material, service or spiritual forms given by Party B or its personnel to Party A's employees in order to obtain the opportunity of cooperation with Party A and cooperation benefits.

Article II [Honesty and Integrity Commitments]

(I) Party B undertakes:

1.       Not to bribe any employee of Didi Chuxing or family members thereof in any way.

2.       To support the honesty and integrity construction of Didi Chuxing and assume the obligation of real-name reporting; if any employee directly under Party B or involved in the cooperation doesn't refuse or report any bribe demand from the employees of Didi Chuxing or their family members and meets such demand, it shall be deemed Party B's commitment of bribery.

3.       To voluntarily report the connection and interest relationship with the employees of Didi Chuxing.

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4.       To insist on integrity principle during transactions with Didi Chuxing and at least ensure: all information, documents, materials, data and relevant written and oral statements provided for Didi Chuxing are true and accurate.

5.       To strictly comply with the commitments made to Didi Chuxing, contracts, agreements and memos between the Parties, not to conceal any information that may impact the interest of Didi Chuxing, and actively cooperate in the audit of Didi Chuxing.

6.     To comply with the provisions in the code of conduct for Didi Chuxing partners, cooperation agreements and other policies.

7.       To strictly comply with the provisions concerning Didi Chuxing brand management, and without authorization, shall not use 滴滴, DIDI, Didi Chuxing, DIDI Club, authorized partner and any other easily confusing words.

8.       To strictly comply with relevant national Laws and regulations, and not to engage in any illegal activity.

9.       To strictly manage company employees.

10.       To keep practical and realistic, not to communicate any false information internally or to the society, and not to disclose any business secrets of Didi Chuxing.

11.       To comply with national Laws, regulations and Didi Chuxing provisions, keep honest in bid & tender or business cooperation course, and participate in bid or tender activities and business cooperation according to Laws and regulations.

Article III [Improper Interest]

Party B, Party B's associated companies or employees and associated persons thereof:

(1)       shall not give cash gift, articles, negotiable securities directly or indirectly, or provide improper interest in other disguised forms in the name of Party B or in personal name to any employee of Party A or associated person (including but not limited to direct relative, collateral relative within three generations, close relatives by marriage or other persons who are closely related or have interest relationship); including but not limited to cash, checks, credit card gifts, samples, or other commodities, entertainment tickets, membership cards, or kickback, return commission in the form of currency or goods, employment or properties, introduction of private business cooperation, and travel, entertainment or personal service at the cost of Party B.

(2)       Introduce business or other activities to Party A, or to any spouse, friend or relative of Party A's employees as required by Party A's employees.

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Article IV [Conflicts of Interest] including but not limited to:

(1)       Party B shall not provide loan or financing of any form for Party A's employees and associated persons;

(2)       If any of Party B's shareholders, supervisors, managers, senior management personnel (including but not limited to the senior management, chief executive officer, chief financial officer, and other department managers subject to powers or duties as defined in the Company Law), cooperation project manager and project members is Party A's employee or its associated person, the aforesaid person shall truthfully and fully report the same to Party A in writing before cooperation;

(3)       In the process of cooperation, Party B shall not allow Party A's employees and their direct relative to hold or have a third party to hold Party B's equities (other than shares held through less than 1% outstanding equities in open securities exchange market, through funds without actual control right held directly or indirectly, or through trust of which the beneficiary is not any of the aforesaid person or his/her associated person), or employ Party A's employees and their direct relative (including but not limited to the establishment of formal labor relations, labor dispatching and outsourcing services, part-time consulting, and other forms). If Party B has employed any relative or other associated person of Party A's employees (including but not limited to direct relative, collateral relative within three generations, close relatives by marriage or other persons who are closely related or have interest relationship), Party B shall truthfully and fully report to Party A in written form before Party A and Party B conclude the cooperation agreement or within three days upon employment.

Article V [Liability for Default]

(1)       If Party B commits any violation of the aforesaid agreements, Party A is entitled to unilaterally and completely terminate the contract and cooperation with Party B, and no associated entities of Party A will establish commercial cooperation with Party B at any time and under any circumstance in the future, including but not limited to Party B and all of its subsidiaries, branches and associated companies (the associated companies of Party B includes without limitation the companies or other organizations established, participated in, operated, controlled by or otherwise affiliated with Party B's shareholders, legal person, actual controller or directors, supervisors, and their direct relative, collateral relative within three generations, close relatives by marriage or other persons who are closely related or have interest relationship); besides, Party B shall pay liquidated damages to Party A at an amount of RMB 100,000 or 50% of the total amount paid/discharged under the involved order (contract), whichever is higher; if Party B's default causes any loss to Party A that cannot be covered by liquidated damages, Party A will recover compensations for actual losses from Party B.

(2)       Party B shall pay the liquidated damages within 5 working days upon Party A's discovery of any breach, and if the payment is not made in time, Party A is entitled to directly deduct the same from the contract price.

(3)       Where any improper interest is provided for any employee of Party A or his/her associated person, whether actively or passively, if Party B voluntarily provides effective information for Party A actively, Party A will consider based on actual situations whether to continue cooperation with Party B and/or waive the aforesaid liability for default.

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(4)       The aforesaid circumstances are at absolute sole discretion of Party A.

(5)       Where any violation of the commitments on part of either party or its employee constitutes a crime, either party may report the crime to a judicial authority, and the persons involved will be prosecuted for criminal offense; the party violating the commitments and its employees, if causing economic loss to other party, shall provide compensations.

Article VI [Reporting Channels and Reward]

If Party B becomes aware of/suspects any violation of the aforesaid provisions on part of Party A's employees, Party B shall contact the Risk Control Compliance Department (RCCD) of Party A. If the information provided by the information provider about any commercial bribery is verified to be true, Party A will reward the information provider depending on the influence extent of the event, and in case of any event producing significant influence, will give special reward.

Party A has a special email address to accept the complaints from Party B: jubao@didiia.com; complaint hotline: 010-62962880. Party A will keep all information providers and all materials provided by them strictly confidential.

Article VII [Miscellaneous]

This Agreement is an appendix to the Cooperation agreement, made in two copies, and have equal legal force to the Cooperation agreement. The issues that are not agreed upon in this Agreement shall be subject to the terms of the Master Contract.

Party A: Didi Chuxing Technology Co., Ltd.

[Corporate seal affixed hereto]

Party B: Hunan Ruixi Financial Leasing Co., Ltd.

(Corporate chop)

[Corporate seal affixed hereto]

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